Exhibit 99.1
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                             UNITED-GUARDIAN REPORTS
                            RECORD SALES AND EARNINGS


Hauppauge, NY, May 6, 2005 - United-Guardian, Inc. (AMEX:UG) today reported record first quarter sales of $3.9 million, an increase of 31% over the same period last year. Earnings also reached a new quarterly high of $856,000 ($.17 per share), an increase of 21% over last year.

"We are very encouraged by the impressive start to our new fiscal year" stated Ken Globus, President of United-Guardian. "We expected January to be strong, due to the hold that had been put on some December shipments by some of our customers, but we were very pleased that sales for the rest of the quarter continued strong, and April sales have been excellent as well. Earnings would have been even higher (by about $117,000) had we not liquidated an underperforming bond portfolio. Although our personal care marketing partners have indicated that they expect the market for personal care products to be flat this year, based on the way the year has begun we are hopeful that we will be able to continue to increase our sales over last year through a combination of new product introductions and continued expansion of sales of our existing product lines to new customers". United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                   Contact:   Robert S. Rubinger
                                                              Public Relations
                                                              (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.


                       RESULTS FOR THE FIRST QUARTER ENDED
                        MARCH 31, 2005 and MARCH 31, 2004

                                                3 Months Ended
                                                   March 31
                                                --------------
                                             2005                2004
                                          ---------           ---------
Revenue:                                $ 3,880,117         $ 2,967,103

Costs and expenses:                       2,437,460           1,919,111

   Income from operations:                1,442,657           1,047,992

Other (loss) income:                        (47,940)             57,075

   Income before income taxes:            1,394,717           1,105,067

Provision for income taxes:                 539,000             395,200

   Net income:                           $  855,717          $  709,867

Earnings per share (Basic and Diluted):  $      .17          $      .14


Additional financial information can be found at the company's web site at www.u-g.com.